THE UNIFIED FUNDS
                            TAXABLE MONEY MARKET FUND
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
                             ADOPTED AUGUST 15, 2000

         This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") by The Unified Funds (the "Trust") on behalf of its Taxable Money Market Fund series (the "Fund"). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of the Fund individually and of the Trust as a whole, have approved the Plan.

         The provisions of the Plan are:

         1. General Description Of Classes. Each class of shares of the Fund shall represent interests in the same portfolio of investments of the Fund and shall be identical in all respects, except that each class shall differ with respect to:
                  (i) distribution plans pursuant to Rule 12b-1 and shareholder services plans (collectively, "Plans") adopted with respect to the class; (ii) distribution and shareholders services, and related expenses, as provided for in the Plans; (iii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus(es) and statement(s) of additional information of the Fund, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of Shares. There currently are two classes designated: Class R and Class Y.

                  a. Class R Shares are offered and sold at net asset value, without initial sales charge. Class R Shares are subject to maximum annual distribution expenses of .10% of average daily net assets and annual shareholder servicing expenses of .15% of average daily net assets.

                  b. Class Y Shares are offered at net asset value, without initial sales charge. Class Y Shares are not subject to distribution or shareholder servicing expenses.

         2.       Expense Allocations To Each Class.

                  a. In addition to the distribution and shareholder servicing expenses described above, certain expenses may be attributable to a particular class of shares of the Fund ("Class Expenses"). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include;

                           (i) distribution (12b-1) fees and shareholder servicing expenses;
                           (ii) expenses incurred in connection with a meeting of shareholders;
                           (iii)    litigation expenses;
                           (iv) printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;
                           (v)      expenses  of  administrative  personnel  and
                                    services    required    to    support    the
                                    shareholders of a specific class;
                           (vi)     transfer agent fees and expenses; and
                           (vii) such other expenses incurred by or attributable to a specific class.

                  b. All other expenses of the Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

         3. Class Designation. Subject to the approval by the Trustees of the Trust, the Fund may alter the nomenclature for the designations of one or more of its classes of shares.

         4. Additional Information. This plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Prospectus for each class contains additional information about the class and the Fund's multiple class structure.

         5. Effective Date. This Plan is effective on the day before the registration of Class R and Class Y shares of the Fund is effective. This Plan may be terminated or amended at any time with respect to the Fund or any class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).